ALPS DISTRIBUTORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

December 18, 2017

Bluerock Fund Advisor LLC

712 5th Ave., 9th Floor

New York, New York 10019

RE: Distribution Services and Advertising and Sales Material Review

Dear Distribution Client:

Each of the funds set forth in Exhibit A hereto (each a “Fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ALPS Distributors, Inc. (“ALPS”) is the principal underwriter of each Fund and the distributor of shares of each Fund pursuant to the terms of Distribution Agreements between ALPS and each such Fund (each a “Distribution Agreement”). Bluerock Fund Advisor LLC (the “Adviser”) acts as investment adviser to the Funds pursuant to the terms of an Investment Advisory Agreement between the Adviser and each Fund. In consideration of the services provided by ALPS pursuant to the Distribution Agreement, ALPS’ services related to advertising and sales literature materials review (collectively, the “Services”), and pursuant to the terms set forth herein, the Adviser desires to pay ALPS a fee as set forth in this Letter Agreement.

1.                  Advertising and Sales Literature Review.

a.                   ALPS shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to ALPS by the Adviser, as well as certain related consultative services.

b.                  ALPS’ services are based on the understanding that the Adviser will utilize current systems and expertise owned by ALPS, specifically the AdLit Advertising Review System (“AdLit”), and that ALPS will base its reviews on: (i) the guidelines contained within ALPS’ Sales and Advertising Guide and ALPS’ Written Supervisory Procedures; (ii) rules and guidance issued by the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (the “SEC”) related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) ALPS’ submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to ALPS will be provided by ALPS to the Adviser with comments or approval no later than three (3) business days after receipt in AdLit.

c.                   Each marketing piece submitted to ALPS for review will be subject to the following process:

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(i)                 Each piece will undergo review at ALPS by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to ALPS;

(ii)              ALPS’ comments shall consist of (i) recommendations for changes that, in the opinion of the ALPS’ reviewer, will be consistent with the guidelines specified by ALPS in Section 1.b. herein, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

(iii)            ALPS will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein; and

(iv)             ALPS will make all required FINRA filings of marketing materials which have been approved by ALPS.

d.                  If the Adviser wishes ALPS to perform an expedited review of marketing pieces within one business day of ALPS’ receipt of such marketing pieces, the expedited review will be performed subject to and in accordance with the following:

(i)                 a charge of $250 will apply to each request for expedited review, in addition to FINRA billing costs;

(ii)              the marketing piece must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other marketing pieces over 30 pages require a more in-depth review; therefore, ALPS cannot guarantee a one business day review for these items;

(iii)            the marketing piece must be submitted via ALPS’ AdLit system by no later than 3:00 p.m. Mountain Time (2:00 p.m. Pacific Time /5:00 p.m. Eastern Time). This will ensure that ALPS has a full one business day to review and provide the Adviser with comments; and

(iv)             the Adviser must check the box on the AdLit coversheet whereby the Adviser requests and accepts the terms and fee(s) associated with expedited review in order to ensure that ALPS is notified of the expedited request.

ALPS cannot guarantee that a marketing piece will be APPROVED within one business day of being received via AdLit. ALPS will review and submit comments to the Adviser within this timeframe. If ALPS fails to provide the Adviser with comments within one business day, the $250 expedited review charge will not apply.

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2.                  Licensing of Registered Representatives.

The Adviser represents that all sales personnel will be registered with their own affiliated broker-dealer. All such individuals require licensing with FINRA. The supervising broker-dealer is required to establish and maintain a system to supervise the activities of each Registered Representative that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with FINRA Rules. In addition, pursuant to Rule 17a-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the supervising broker-dealer is required to preserve and maintain access to all of the Registered Representatives’ business-related communications, including electronic communications. To the extent applicable, the Adviser agrees that it shall cause each Registered Representative to comply with the foregoing.

3.                  Fees.

Fees and Out-of-Pocket Expenses. Additional fees may apply for customized service reporting if requested by Client. In addition to the expedited review fees described above, the Adviser shall reimburse ALPS for all reasonable out-of-pocket expenses, including but not limited to: travel expenses to Board meetings and on-site reviews; FINRA advertising/filing fees (including additional fees for expedited reviews as set forth herein); fulfillment costs; registered representative state licensing fees; customized programming/enhancements; and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under the Distribution Agreement with the Trust, as well as performance of services pursuant to this Letter Agreement.

The fees described above shall be calculated and invoiced monthly and payable in monthly installments in arrears. Such fees will be pro-rated for any partial month. All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

The term of this Letter Agreement will commence on the later of the date first set forth above or the effective date of the Distribution Agreement and will remain in effect until termination of the Distribution Agreement.

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Adviser agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the Adviser’s failure to comply with its obligations under this Letter Agreement.

No change, modification or waiver of any term of this Letter Agreement shall be valid unless it is in writing and signed by both ALPS and the Adviser.

This Letter Agreement may not be assigned by either party without the prior written approval of the other party.

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This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.

Please have an authorized officer execute this Letter Agreement where indicated below.

Sincerely,

/s/Steven B. Price

Steven B. Price

Senior Vice President & Director of Distribution Services

The undersigned agrees to the above terms and conditions:

Bluerock Fund Advisor LLC

_/s/Michael Konig___________

Name: Michael Konig

Title: Chief Legal Officer

Date: 12/18/17

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EXHIBIT A: FUNDS

Total Income + Real Estate Fund

Total Income + Mortgage Fund1

1 Anticipated to launch on or around February 15, 2018.

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